                                                                      EXHIBIT 12

                        CIT GROUP INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                ($ IN MILLIONS)

                                                        FOR THE SIX MONTHS
                                                              ENDED          FOR THE SIX MONTHS ENDED
                                                          MARCH 31, 2002          MARCH 31, 2001
                                                        ------------------   ------------------------
                                                           (SUCCESSOR)            (PREDECESSOR)
                                                            (RESTATED)
Net (loss) income.....................................       $(4,116.4)              $  320.2
Provision for income taxes............................           243.3                  194.5
                                                             ---------               --------
(Loss) earnings before provision for income taxes.....        (3,873.1)                 514.7
                                                             ---------               --------
Fixed charges:
  Interest and debt expense on indebtedness...........           721.3                1,277.9
  Minority interest in subsidiary trust holding solely
    debentures of the Company.........................             8.1                    9.6
  Interest factor-one third of rentals on real and
    personal properties...............................             7.8                    9.0
                                                             ---------               --------
Total fixed charges...................................           737.2                1,296.5
                                                             ---------               --------
Total (loss) earnings before provision for income
  taxes and fixed charges.............................       $(3,135.9)              $1,811.2
                                                             ---------               --------
Ratios of earnings to fixed charges...................              (1)                  1.40x
                                                             =========               ========

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(1)  Earnings were insufficient to cover fixed charges by $3,873.1 million in the six months ended March 31, 2002.

    Earnings for the six months ended March 31, 2002 included an estimated goodwill impairment charge of $4,512.7 million in accordance with SFAS 142, "Goodwill and Other Intangible Assets."